EXHIBIT 10.7

James L. Wilson                                          February 11, 2000
Post Office Box 520
Boca Raton, FL 33429

Subject: Resignation of James L. Wilson as a Director of Southern Security Bank ("Bank"), as a Director and Officer of Southern Security Bank Corporation ("Corporation") and termination of Employment Agreement.

Dear Mr. Wilson:

     This letter sets forth certain terms and conditions relating to James L. Wilson's (Wilson) resignation as a Director of Southern Security Bank ("Bank"), as a Director and Officer of Southern Security Bank Corporation ("Corporation"), and termination of Wilson's Employment Agreement.

     h. Wilson will receive the amount of $151,508 in full payment of all accrued and unpaid salary and benefits (including business expenses, etc.) through January 31, 2000 within 10 days after receipt by the Corporation of the private placement for additional equity of $2,550,000 that is being raised through a private placement. It is anticipated that such funding shall be completed by March 31, 2000.

     i. Wilson will receive an additional $180,000 as full and final settlement of all obligations under Wilson's Employment Agreement dated June 11, 1992, as amended, copies of which are attached. Such amount shall be payable at the rate of $10,000 per month for 18 months beginning on January 2, 2001.

     j. The Corporation shall pay Wilson the amount of $43,168 at the same time as (1.) above for a waiver of all rights to existing and future options attached hereto as Schedule A. It is agreed that these are all the options Wilson have and/or are entitled to, for Wilson's participation as a Director, Officer and a shareholder of the Corporation and/or the Bank.

     The Corporation shall present this document to its Board of Directors at its meeting on February 14, 2000 for its approval; submit it to its Counsel for legal review; and submit it to the proper Regulatory Authority for their review and approval, if necessary. The attached resignation shall be effective immediately. The Board will immediately notify Wilson of such action and shall proceed to obtain such approvals as soon as possible.

s/Philip C. Modder
Southern Security Bank Corporation
3475 Sheridan Street
Hollywood, FL 33021

Accepted by James L. Wilson

s/James L. Wilson